Exhibit 3.7

Document must be filed electronically.
Paper documents are not accepted.
Fees & forms are subject to change.
For more information or to print copies
of filed documents, visit www.sos.state.co.us.

E-Filed

Colorado Secretary of State
Date and Time: 02/08/2022 09:39 AM
ID Number: 20061358431

Document number: 20221143680
Amount Paid: $25.00

ABOVE SPACE FOR OFFICE USE ONLY

Articles of Amendment

filed pursuant to §7-90-301, et seq. and §7-110-106 of the Colorado Revised Statutes (C.R.S.)

1. For the entity, its ID number and entity name are

ID number 20061358431
(Colorado Secretary of State ID number)

Entity name Sunshine Biopharma, Inc.

2. The new entity name (if applicable) is ______________________.

3. *(If the following statement applies, adopt the statement by marking the box and include an attachment.)*
☒ This document contains additional amendments or other information.

4. If the amendment provides for an exchange, reclassification or cancellation of issued shares, the attachment states the provisions for implementing the amendment.

5. *(**Caution:** Leave blank if the document does not have a delayed effective date. Stating a delayed effective date has significant legal consequences. Read instructions before entering a date.)*

(If the following statement applies, adopt the statement by entering a date and, if applicable, time using the required format.)

The delayed effective date and, if applicable, time of this document is/are 02/09/2022.
(mm/dd/yyyy hour:minute am/pm)

Notice:

Causing this document to be delivered to the Secretary of State for filing shall constitute the affirmation or acknowledgment of each individual causing such delivery, under penalties of perjury, that such document is such individual's act and deed, or that such individual in good faith believes such document is the act and deed of the person on whose behalf such individual is causing such document to be delivered for filing, taken in conformity with the requirements of part 3 of article 90 of title 7, C.R.S. and, if applicable, the constituent documents and the organic statutes, and that such individual in good faith believes the facts stated in such document are true and such document complies with the requirements of that Part, the constituent documents, and the organic statutes.

This perjury notice applies to each individual who causes this document to be delivered to the Secretary of State, whether or not such individual is identified in this document as one who has caused it to be delivered.

6. The true name and mailing address of the individual causing the document to be delivered for filing are

Telsey *(Last)* Andrew *(First)* ______ *(Middle)* ______ *(Suffix)*

6198 S. Moline Court
(Street name and number or Post Office Box information)

Englewood *(City)* CO *(State)* 80111 *(Postal/Zip Code)*

______ *(Province – if applicable)* United States *(Country – if not US)*

AMD_PC Page 1 of 2 Rev. 12/20/2016

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(If the following statement applies, adopt the statement by marking the box and include an attachment.)

☐ This document contains the true name and mailing address of one or more additional individuals causing the document to be delivered for filing.

Disclaimer:

This form/cover sheet, and any related instructions, are not intended to provide legal, business or tax advice, and are furnished without representation or warranty. While this form/cover sheet is believed to satisfy minimum legal requirements as of its revision date, compliance with applicable law, as the same may be amended from time to time, remains the responsibility of the user of this form/cover sheet. Questions should be addressed to the user's legal, business or tax advisor(s).

AMD_PC Page 2 of 2 Rev. 12/20/2016

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ARTICLES OF AMENDMENT
Relating to
STOCK SPLIT TRANSACTION
of
SUNSHINE BIOPHARMA, INC

Pursuant to CRS 7-106-105 of the Colorado Business Corporation Act

I, Dr. Steve N. Slilaty, President and Chief Executive Officer of Sunshine Biopharma, Inc., a corporation organized and existing under the Colorado Business Corporation Act (the “Company”), in accordance with the provisions of Section 7-106-105 thereof, DO HEREBY CERTIFY:

1.  That, on December 23, 2021, in accordance with CRS 7-108-202 of the Colorado Business Corporation Act, the Board of Directors of the Company adopted a resolution authorizing a reverse stock split. On February 2, 2022, the Board of Directors adopted the ratio of the reverse stock split to be 1:200

2.  That, on December 24, 2021, in accordance with CRS 7-107-104 of the Colorado Business Corporation Act, the requisite majority of the shareholders of the Company entitled to vote approved the resolution adopted by the Board of Directors authorizing a reverse stock split.

3.  That said resolution of the Board of Directors of the Company authorizing the reverse stock split of the Company’s Common Stock, provides that Article II of the Company’s Articles of Incorporation, as amended, shall not be amended as a result of the reverse stock split, but shall remain as stated below herein. Effective as of the close of business on February 8, 2022 (the “Effective Time”), the filing of this Amendment shall affect a reverse stock split pursuant to which each 200 shares of Common Stock issued and outstanding shall be combined into one (1) validly issued, fully paid and nonassessable share of Common Stock. The number of authorized shares and the par value of the Common Stock and Preferred Stock shall not be affected by the reverse stock split. The corporation shall not issue fractional shares to shareholders holding less than one (1) share of Common Stock as a result of the reverse stock split. Rather, all fractional shares held by shareholders holding less than one (1) share of Common Stock will be rounded up.

And the first paragraph of Section 1 of the Article thereof numbered “II” of Attachment 1 to the Articles of Incorporation shall remain as stated, including the following:

Section 1. Number: The amount of the total authorized capital stock of the corporation shall be three billion thirty million (3,030,000,000) shares consisting of Three Billion (3,000,000,000) shares of Common Stock, $0.001 par value per share, and Thirty Million (30,000,000) shares of Preferred Stock, par value $0.10 per share, consisting of Twenty Nine Million (29,000,000) undesignated shares of Preferred Stock, $0.10 par value per share and One Million (1,000,000) shares of Series “B” Preferred Stock, par value $0.10 per share, the designations, preferences, limitations and relative rights of the shares of each such class are as follows:

4.  That in accordance the Colorado Business Corporation Act these Articles of Amendment shall be effective on February 9, 2022 at market open.

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IN WITNESS WHEREOF, I have executed and subscribed these Articles of Amendment on behalf of the Company and do affirm the foregoing as true this day of February 2022.

By: /s/ Dr. Steve N. Slilaty
Dr. Steve N. Slilaty
President and Chief Executive Officer

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